Exhibit 4.25.3
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Amendment 4
Whereas Infineon and IBM entered:
Amendment 3 to Shareholder Agreement of Altis Semiconductor (“Altis”) (“Amendment 3”) and other Agreements and Amendments relevant to Amendment 3 and amended therein;
WHEREAS, the parties now wish to make further changes as necessary to the foregoing concerning, inter alia, in the possible winding-down and winding-up of Altis,
NOW THEREFORE, the foregoing cited Amendment 3 and other Agreements and Amendments are amended as set forth below:
A. Shareholders Agreement
1.	Article III, Section 3.0.3 (c) (i) Amend this paragraph at the end to read as follows: “Notwithstanding the above, if for any reason the Shareholders do not agree on a business plan for January to May 2010 by December 15, 2009, the Business Plan for Q4 2009 shall continue in effect and be deemed accepted by the Shareholders for the period January to May 2010 on a prorated basis, subject, however, to the applicable quarterly average volumes set out below in Section 6.01(b) of the Participation Agreement and Section 1.14 of the Product Purchase Agreements as amended below from Amendment 3.”
Amendment 2
2.)	Amend the amendment of the replacement of Section 11.08 to the Shareholders Agreement as follows:

Section 11.08 Additional Purchase of Shareholder Interest/Dissolution Rights

Infineon Amendment No. 4, Edgar (2)	1 of 6

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Change the last sentence of the first paragraph from “Not later than July 1, 2009 Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder will continue operation of the Company after January 1, 2010.” to:
“Beginning November 7, 2009, and not later than November 30, 2009, unless otherwise agreed by Infineon and IBM, Infineon France Shareholder will notify IBM XXI (SAS) whether Infineon France Shareholder contemplates the possibility of continuing operation of (i.e. solely owning) the Company after May 31, 2010.”

In the event that Infineon France Shareholder notifies IBM XXI (SAS) that Infineon France Shareholder contemplates the possibility of not continuing operation of the Company after May 31, 2010, upon such information and prior to any final decision of the Shareholders on Altis’ future, any and all procedures required by law, including Information and Consultation of Altis’ works council with respect to a winding-up of Altis shall be duly launched (hereinafter referred to as the “Consultation”).

Within not more than 2 weeks after the completion of such Consultation, the Founding Shareholders will make a final decision and agree upon the future of Altis.”

3.)	Change the Amendment 3 amendment of Section 11.08 (i.e. Section 13 (a) changes) wherever “28 February 2010” appears to “31 May 2010”.

4.)	Amend the amendment of Section 11.08 (b) as follows: “...a wind-down period of the operations of the Company will commence in the event that the resolution by the Founding Shareholders on the future of Altis discussed herein two paragraphs above is to dissolve and liquidate Altis. Such wind-down period will end with last wafer out. All product and work-in-progress remaining in inventory after 31 May 2010 will, at Infineon’s direction, either be shipped to Infineon or be scrapped, and Infineon will be responsible to pay the inventory book value for any such wafers started by Altis based upon valid authorization by Infineon. A period of winding-up the affairs of the
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Company will begin immediately after end of the wind-down. For the avoidance of doubt, nothing set out herein or any other provision in the Shareholder Agreement or the Amendments shall result in any obligation by Infineon to purchase IBM France Shareholder’s interest in the Company.”

5.)	Add a new provision to Section 11.04 (iii), as follows:
(iii)	IBM and Infineon will equally share any idle costs that occur after August 31, 2009 until commencement of wind-up period. It is agreed that idle cost, as used in this Section, shall mean the unavoidable cost component of the difference between the full cost of Altis and Altis revenue from Sales to Infineon of wafers (based upon the wafer costs being calculated based on the costing assumption of Altis being fully loaded at [**] wafer starts per day and staffed accordingly). For the avoidance of doubt, Infineon will be responsible to pay for any wafers started by Altis based upon valid authorization by Infineon. It is further understood that depreciation of idle Infineon Unique Tools are to be borne solely by Infineon. The calculation of such idle cost will be based on the “Total Net Cost” of the Business Plan for the quarter during which such idle cost occurs. An example calculation is shown in Exhibit 1 of Amendment 3.
6.)	Add at the end of Section 7.01 (a) of the Shareholders Agreement, as amended by Amendment 2:

“(vi) All of the net profit in [**] resulting from the [**]% mark-up paid by the Infineon France Shareholder and its Affiliates in accordance with the Infineon Agreement for Product Purchase will be allocated to Infineon France Shareholder, and all of the net profit in [**] resulting from the [**]% mark-up paid by the IBM France Shareholder and its Affiliates in accordance with the IBM Agreement for Product Purchase will be allocated to IBM France Shareholder”.
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Amendment 3:
7.)	Change in Section 8 b ii. of Amendment 3:

From “[**] WSD” to “[**] WSD”
B Participation Agreement
8.)	Modify table in the last amendment of Section 6.01(b) of the Participation Agreement in Amendment 3 to read:

	Average Product Purchase Percentage
		Infineon Technologies
Year	Compagnie IBM France	Holding France

2007 to 2009	0%	100%
January 1 to May 31, 2010	[**]% with cap at [**] wafer outs per day	[**]% with cap at [**] wafer outs per day
C. Product Purchase Agreements
9.)	Change Section 3 in the Agreement for Purchase of Products between Compagnie IBM France and the Company, Term of Agreement, to read:

“The term of this Agreement will begin on the Closing Date of the Participation Agreement and will expire on the earlier of six months after the Founding Shareholders’ resolution to dissolve and liquidate the Company or the date of the expiration of the term of the Participation Agreement, unless mutually agreed otherwise by the parties.

10.)	Modify table in Section 1.14 as amended in Amendment 3 to read:
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	Average Product Purchase Percentage
		Infineon Technologies
Year	Compagnie IBM France	Holding France

2007 to 2009	0%	100%
January 1 to May 31, 2010	[**]% with cap at [**] wafer outs per day	[**]% with cap at [**] wafer outs per day
11.)	Change in Section 3 in the Infineon Agreement for Purchase of Products between Infineon Technologies AG and the Company, as amended by Amendment 3:From “28 February 2010” to to the earlier of “31 May 2010” or the date of the expiration of the term of the Participation Agreement.
D. DEFINITIONS, RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS
Unless amended by this Amendment 4 to the Shareholders Agreement, et al., all provisions of the Operative Documents, as amended, shall remain in full force and effect as amended, and together constitute the entire agreement of the parties hereto regarding their subject matter and supercede all prior written and oral agreements and understandings with respect to such subject matter. For avoidance of doubt, Amendment 4 incorporates by the reference Appendix A to the Participation Agreement, Definitions, Rules of Construction and Documentary Conventions. Facsimile signatures below shall have the same effect as original signatures. Both Shareholders are under a general obligation to vote and to cause their representatives in the Shareholder Council to vote in favor of all resolutions and to undertake all other measures as required to implement the requirements of this Amendment. To the extent that any legal formalities such as
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a meeting and positive vote of the Shareholders Council is necessary to effectuate any of the foregoing, the signatories to Amendment 4 to the Shareholders Agreement, et al., agree to so act to effectuate this Amendment.
In witness whereof, Amendment 4 to the Shareholders Agreement, et al., has been executed and delivered by each party as of the date first above written.

Infineon Technologies Holding France		IBM XXI (SAS)

By	/s/ Louis de Franclieu	By	/s/ Didier Legrez

Date August 26, 2009		Date August 24, 2009

Infineon Technologies AG		IBM Corporation

By	/s/ Dr. Reinhard Ploss Peter Gruber	By	/s/ Michael J. Cadigan

Date 23 August 2009		Date 8-21-2009

Compagnie IBM France

By	/s/ Daniel Chaffraix

Date August 24, 2009
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